For more information contact: Bruce Kay Markel Corporation 804-747-0136 bkay@markelcorp.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2012 FINANCIAL RESULTS

Richmond, VA, February 4, 2013 --- Markel Corporation (NYSE: MKL) reported diluted net income per share of $25.89 for the year ended December 31, 2012 compared to $14.60 in 2011. The 2012 combined ratio was 97% compared to 102% in 2011. Book value per common share outstanding increased 15% to $403.85 at December 31, 2012 from $352.10 at December 31, 2011. Over the five-year period ended December 31, 2012, compound annual growth in book value per common share outstanding was 9%.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “We produced strong underwriting results in 2012 even with the impact of Hurricane Sandy in the fourth quarter. In addition, we earned solid investment returns and total operating revenues for the year exceeded $3 billion as we continued to expand both our insurance and non-insurance operations through acquisitions and organic growth. The result was book value per share growth of 15% for the year, with over $500 million in comprehensive income. In December, we announced our agreement to acquire Alterra Capital Holdings Limited (NASDAQ: ALTE; BSX: ALTE.BH). We believe the combination of Alterra with Markel will create a strong company in global specialty insurance and investments, with a demonstrated track record of underwriting discipline in niche market segments and proven asset management strengths that should benefit shareholders of both companies. We are well positioned to continue to build shareholder value and want to thank our associates for their significant accomplishments in 2012.”

The following tables present selected financial data from 2012 and 2011.

	Years Ended December 31,
(in thousands, except per share amounts)	2012	2011
Net income to shareholders	$253,385	$142,026
Comprehensive income to shareholders	$503,802	$251,853
Weighted average diluted shares	9,666	9,726
Diluted net income per share	$25.89	$14.60

(in thousands, except per share amounts)	December 31, 2012	December 31, 2011
Book value per common share outstanding	$403.85	$352.10
Common shares outstanding	9,629	9,621

The increase in diluted net income per share during 2012 was primarily due to improved underwriting results, which were driven by lower losses related to natural catastrophes, more favorable development of prior years' loss reserves and lower attritional losses.

Comprehensive income to shareholders for 2012 was $503.8 million compared to $251.9 million in 2011. The increase was due to higher net income to shareholders and a more favorable change in net unrealized gains on investments in 2012 compared to 2011.

	Combined Ratio Analysis
	Years Ended December 31,
	2012	2011
Excess and Surplus Lines	94%	86%
Specialty Admitted	108%	109%
London Insurance Market	89%	116%
Consolidated	97%	102%

The decrease in the consolidated combined ratio was due to a lower current accident year loss ratio and more favorable development of prior years' loss reserves, partially offset by a higher expense ratio compared to 2011. The 2012 combined ratio included $107.4 million, or five points, of underwriting loss from Hurricane Sandy in the fourth quarter. The 2011 combined ratio included $152.4 million, or eight points, of underwriting loss related to natural catastrophes, including the Thai floods, Hurricane Irene, U.S. tornadoes, Japanese earthquake and tsunami, Australian floods and New Zealand earthquakes. Also contributing to the improvement in the current accident year loss ratio were lower attritional losses primarily in the Excess and Surplus Lines and London Insurance Market segments. The 2012 combined ratio included $399.0 million of favorable development on prior years' loss reserves compared to $354.0 million in 2011. The 2012 combined ratio also included $43.1 million, or two points, of underwriting, acquisition and insurance expenses related to the Company's prospective adoption of Financial Accounting Standards Board Accounting Standards Update No. 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU No. 2010-26). The combined ratios of each of our three operating segments likewise included two points of underwriting, acquisition and insurance expenses related to the prospective adoption of ASU No. 2010-26. Higher profit sharing costs in 2012 were offset by a favorable impact from higher premium volume.

The Excess and Surplus Lines segment's combined ratio for 2012 was 94% (including five points of underwriting loss related to Hurricane Sandy) compared to 86% (including three points of underwriting loss related to natural catastrophes) in 2011. The increase in the 2012 combined ratio was primarily due to less favorable development of prior years' loss reserves compared to 2011. The Excess and Surplus Lines segment's 2012 combined ratio included $181.4 million of favorable development on prior years' loss reserves compared to $227.5 million in 2011. The redundancies on prior years' loss reserves experienced within the Excess and Surplus Lines segment in 2012 and 2011 were primarily on our professional and products liability and casualty programs. Excluding the impact of natural catastrophes in both periods, the Excess and Surplus Lines segment experienced a lower current accident year loss ratio due to lower attritional property losses in 2012 compared to 2011.

The Specialty Admitted segment's combined ratio for 2012 was 108% (including three points of underwriting loss related to Hurricane Sandy) compared to 109% (including two points of underwriting loss related to natural catastrophes) in 2011. In 2012, more favorable development of prior years' loss reserves and a lower current accident year loss ratio were offset by a higher expense ratio compared to 2011. The Specialty Admitted segment's 2012 combined ratio included $46.7 million of favorable development on prior years' loss reserves compared to $27.4 million in 2011. The redundancies on prior years' loss reserves in 2012 were most notable on the 2011 accident year across several product lines. The improvement in the current accident year loss ratio was due in part to improved underwriting performance for two programs within our accident and health liability class. The increase in the 2012 expense ratio was driven by higher underwriting, acquisition and insurance expenses related to the Company's prospective adoption of ASU No. 2010-26, higher profit sharing costs and the write-off of previously capitalized software development costs.

The London Insurance Market segment's combined ratio for 2012 was 89% (including six points of underwriting loss related to Hurricane Sandy) compared to 116% (including 18 points of underwriting loss related to natural catastrophes) in 2011. Excluding the impact of natural catastrophes in both periods, the combined ratio decreased in 2012 due to more favorable development of prior years' loss reserves and lower attritional losses on the current accident year, primarily on our property lines within the Specialty division. The London Insurance Market segment's 2012 combined ratio included $192.0 million of favorable development on prior years' loss reserves compared to $94.8 million in 2011. The redundancies on prior years' loss reserves experienced within the London Insurance Market segment in 2012 and 2011 occurred in a variety of programs across each of our divisions. In 2012, prior year redundancies included $39.1 million of favorable development on the 2001 and prior accident years.

The Other Insurance (Discontinued Lines) segment produced an underwriting loss of $21.3 million for the year ended December 31, 2012 compared to an underwriting profit of $4.7 million in 2011. The underwriting loss in 2012 included $31.1 million of loss reserve development on asbestos and environmental exposures. We complete an annual review of these exposures during the third quarter of the year unless circumstances suggest an earlier review is appropriate. Over the past two years, the number of asbestos and environmental claims reported each year across the property and casualty industry has been on the decline. However, at the same time, the likelihood of making an indemnity payment has risen, thus increasing the average cost per reported claim. During our 2012 annual review, we reduced our estimate of the ultimate claims count, while increasing our estimate of the number of claims that would ultimately be closed with an indemnity payment. As a result, prior years' loss reserves for asbestos and environmental exposures were increased. During our 2011 review, we determined that no adjustment to loss reserves was required. Adverse development of asbestos and environmental reserves in 2012 was partially offset by favorable movements in prior years' loss reserves and allowances for reinsurance bad debt related to discontinued lines of business originally written by Markel International.

	Premium Analysis
	Years Ended December 31,
	Gross Written Premiums		Earned Premiums
(dollars in thousands)	2012	2011	2012	2011
Excess and Surplus Lines	$956,273	$893,427	$793,159	$756,306
Specialty Admitted	669,692	572,392	588,758	527,293
London Insurance Market	887,720	825,301	765,216	695,753
Other Insurance (Discontinued Lines)	(4)	131	(5)	(12)
Total	$2,513,681	$2,291,251	$2,147,128	$1,979,340

Gross written premiums for 2012 increased 10% compared to 2011. The increase in gross premium volume was attributable to higher gross premium volume in each of our three operating segments. In 2012, the Specialty Admitted segment included $79.2 million of gross written premiums from Thompson Insurance Enterprises, LLC (THOMCO), which was acquired in the first quarter of 2012. Gross premium volume in the Specialty Admitted segment also included $257.3 million of gross premium volume attributable to our workers' compensation product line, compared to $226.7 million in 2011. The increase in gross premium volume in 2012 further reflected higher gross premium volume in the Excess and Surplus Lines segment and London Insurance Market segment, driven by more favorable rates, primarily in the excess and umbrella and property lines within the Excess and Surplus Lines segment and the Marine and Energy and Specialty divisions within the London Insurance Market segment. Foreign currency exchange rate movements did not have a significant impact on gross premium volume in 2012.

During the latter part of 2011, we saw price declines stabilize and achieved modest price increases in several lines, most notably the marine and energy products within the London Insurance Market segment. During 2012, we have generally seen mid-single digit favorable rate changes compared to flat to small single digit rate declines in 2011. We routinely review the pricing of our major product lines and will continue to pursue price increases for most product lines in 2013; however, when we believe the prevailing market price will not support our underwriting profit targets, the business is not written. As a result of our underwriting discipline, gross premium volume may vary when we alter our product offerings to maintain or improve underwriting profitability.

Net retention of gross premium volume was 88% for 2012 and 89% for 2011. As part of our underwriting philosophy, we seek to offer products with limits that do not require significant amounts of reinsurance. We purchase reinsurance in order to reduce our retention on individual risks and enable us to write policies with sufficient limits to meet policyholder needs.

Earned premiums for 2012 increased 8% compared to 2011. In 2012, the Specialty Admitted segment included $241.2 million of earned premiums attributable to our workers' compensation product line, compared to $200.8 million in 2011, and $31.3 million of earned premiums from THOMCO. The increase in earned premiums in 2012 also was due to higher earned premiums in the Excess and Surplus Lines and London Insurance Market segments, primarily as a result of higher gross premium volume. Foreign currency exchange rate movements did not have a significant impact on earned premiums in 2012.

Net investment income for 2012 was $282.1 million compared to $263.7 million in 2011. The increase in 2012 was primarily due to a favorable change in the fair value of our credit default swap. Net investment income for 2012 included a favorable change in the fair value of our credit default swap of $16.6 million compared to an adverse change of $4.1 million in 2011. Excluding the change in the fair value of our credit default swap, lower investment income on our fixed income portfolio, due to lower invested assets, was offset by increased dividend income on our equity portfolio.

Net realized investment gains for 2012 were $31.6 million compared to $35.9 million in 2011. Net realized investment gains for 2012 included $12.1 million of write downs for other-than-temporary declines in the estimated fair value of investments compared to $20.2 million of write downs in 2011. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Other revenues and other expenses include the results of our non-insurance operations, which we refer to collectively as Markel Ventures. Our non-insurance operations are comprised of a diverse portfolio of industrial and service companies. In 2012, revenues from our non-insurance operations were $489.4 million compared to $317.5 million in 2011. Net income to shareholders from our non-insurance operations was $13.5 million in 2012 compared to $7.7 million in 2011 and EBITDA was $60.4 million in 2012 compared to $37.3 million in 2011. Revenues, net income to shareholders and EBITDA from our non-insurance operations increased in 2012 compared to 2011 primarily due to our acquisitions of WI Holdings Inc. in late 2011 and Havco WP LLC (Havco) in 2012.

In April 2012, we acquired an 85% controlling interest in Havco, a privately held company based in Cape Girardeau, Missouri that manufactures laminated oak and composite wood flooring used in the assembly of truck trailers, intermodal containers and truck bodies. In July 2012, we acquired 100% of the outstanding shares of Tromp Bakery Equipment B.V., a Netherlands based global supplier of high-tech food processing equipment which designs and manufactures baking equipment and sheeting lines for pizza, pastry, pie, and specialty bread bakers worldwide. In September 2012, we acquired an 85% controlling interest in Reading Baking Systems, a leading global designer and manufacturer of industrial baking systems for the production of crackers, pretzels, cookies, and other baked snacks based in Reading, Pennsylvania. Total consideration for these three acquisitions was $123.8 million. In connection with these three acquisitions, we recognized goodwill of $40.7 million and other intangible assets of $45.2 million.

Invested assets were $9.3 billion at December 31, 2012 compared to $8.7 billion at December 31, 2011. Equity securities were $2.4 billion, or 26% of invested assets, at December 31, 2012 compared to $1.9 billion, or 21% of invested assets, at December 31, 2011. Net unrealized gains on investments, net of taxes, were $946.9 million at December 31, 2012 compared to $704.7 million at December 31, 2011. At December 31, 2012, we held securities with gross unrealized losses of $17.2 million, or less than 1% of invested assets.

Interest expense for 2012 was $92.8 million compared to $86.3 million in 2011. The increase in 2012 was due in part to our $350 million issuance of 4.90% unsecured senior notes in July 2012.

Income tax expense for 2012 was 17% of our income before income taxes compared to 22% in 2011. In both periods, the effective tax rate differs from the statutory tax rate of 35% primarily as a result of tax-exempt investment income. Additionally, in 2012, we had higher earnings from our foreign operations, which are taxed at a lower rate.

In January 2012, we acquired THOMCO, a privately held program administrator headquartered in Kennesaw, Georgia that underwrites multi-line, industry-focused insurance programs. Results attributable to this acquisition are included in the Specialty Admitted segment. Total consideration for this acquisition was $108.5 million. In connection with the acquisition, we recognized goodwill of $26.1 million and other intangible assets of $81.2 million.

FORWARD-LOOKING STATEMENTS
This release includes statements about future economic performance, finances, expectations, plans and prospects of Alterra and Markel, both individually and on a combined basis, that are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements. For further information regarding factors affecting future results of Alterra and Markel, please refer to their respective Annual Reports on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q and other documents filed by Alterra and Markel since March 1, 2012 with the Securities Exchange Commission (“SEC”). These documents are also available free of charge, in the case of Alterra, by directing a request to Alterra through Joe Roberts, Chief Financial Officer, or Susan Spivak Bernstein, Senior Vice President, Investor Relations, at 441-295-8800 and, in the case of Markel, by directing a request to Bruce Kay, Investor Relations, at 804-747-0136. Neither Alterra nor Markel undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

This release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about Alterra's and Markel's beliefs, plans or expectations, are forward-looking statements. These statements are based on Alterra's or Markel's current plans, estimates and expectations. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words, terms or statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this release should not be considered as a representation by Alterra, Markel or any other person that Alterra's or Markel's objectives or plans, both individually and on a combined basis, will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (b) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (c) the failure of any of the loss limitation methods the parties employ; (d) any adverse change in financial ratings of either company or their subsidiaries; (e) the effect of competition on market trends and pricing; (f) cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (g) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (h) other factors set forth in Alterra's and Markel's recent reports on Form 10-K, Form 10-Q and other documents filed with the SEC by Alterra and Markel.
* * * * *
Risks and uncertainties relating to the proposed transaction include the risks that: (1) the parties will not obtain the requisite shareholder or regulatory approvals for the transaction; (2) the anticipated benefits of the transaction will not be realized or the parties may experience difficulties in successfully integrating the two companies; (3) the parties may not be able to retain key personnel; (4) the conditions to the closing of the proposed merger may not be satisfied or waived; (5) the outcome of any legal proceedings to the extent initiated against Alterra or Markel or its respective directors and officers following the announcement of the proposed merger is uncertain; (6) the acquisition may involve unexpected costs; and (7) the businesses may suffer as a result of uncertainty surrounding the acquisition. These risks, as well as other risks of the combined company and its subsidiaries may be different from what the companies expect, or have previously experienced, and each party's management may respond differently to any of the aforementioned factors. These risks, as well as other risks associated with the merger, are more fully discussed in the joint proxy statement/prospectus of Markel and Alterra that has been filed with the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made.
ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE TO FIND IT
This release relates to a proposed merger between Alterra and Markel. On December 27, 2012, Markel filed with the SEC a registration statement on Form S-4, and on January 18, 2013, Markel and Alterra each filed the definitive joint proxy statement/prospectus. This release is not a substitute for the definitive joint proxy statement/prospectus or any other document that Markel or Alterra filed or may file with the SEC or send to its shareholders in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITVE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT MAY BE FILED WITH THE SEC OR SENT TO SHAREHOLDERS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available free of charge at the SEC's website (www.sec.gov) or, in the case of Alterra, by directing a request to Joe Roberts, Chief Financial Officer, or Susan Spivak Bernstein, Senior Vice President, Investor Relations, at 441-295-8800 and, in the case of Markel, by directing a request to Bruce Kay, Investor Relations, at 804-747-0136.
PARTICIPANTS IN THE SOLICITATION
Alterra and Markel and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies from both Alterra's and Markel's shareholders in favor of the proposed transaction. Information about Alterra's directors and executive officers and their ownership in Alterra common stock is available in the proxy statement dated March 26, 2012 for Alterra's 2012 annual general meeting of shareholders. Information about Markel's directors and executive officers and their ownership of Markel common stock is available in the proxy statement dated March 16, 2012 for Markel's 2012 annual meeting of shareholders.

CONFERENCE CALL
Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Tuesday, February 5, 2013, beginning at 10:30 a.m. (Eastern Standard Time). Any person interested in listening to the call should contact Markel's Investor Relations Department at 804-747-0136. Investors, analysts and the general public also may listen to the call free over the Internet through Markel Corporation's web site, www.markelcorp.com. There will be no replay of the call.

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Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

Markel Corporation and Subsidiaries
Consolidated Statements of Income and Comprehensive Income

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES
Earned premiums	$573,939	$516,825	$2,147,128	$1,979,340
Net investment income	74,273	67,125	282,107	263,676
Net realized investment gains:
Other-than-temporary impairment losses	(7,927)	(2,697)	(12,078)	(14,250)
Other-than-temporary impairment losses recognized in other comprehensive income	—	(2,640)	—	(5,946)
Other-than-temporary impairment losses recognized in net income	(7,927)	(5,337)	(12,078)	(20,196)
Net realized investment gains, excluding other-than-temporary impairment losses	14,164	15,771	43,671	56,053
Net realized investment gains	6,237	10,434	31,593	35,857
Other revenues	153,506	90,716	539,284	351,077
Total Operating Revenues	807,955	685,100	3,000,112	2,629,950
OPERATING EXPENSES
Losses and loss adjustment expenses	340,994	282,343	1,154,068	1,209,986
Underwriting, acquisition and insurance expenses	234,150	208,668	929,472	810,179
Amortization of intangible assets	8,434	6,705	33,512	24,291
Other expenses	134,786	90,776	478,248	309,046
Total Operating Expenses	718,364	588,492	2,595,300	2,353,502
Operating Income	89,591	96,608	404,812	276,448
Interest expense	23,694	21,736	92,762	86,252
Income Before Income Taxes	65,897	74,872	312,050	190,196
Income tax expense	7,804	22,565	53,802	41,710
Net Income	$58,093	$52,307	$258,248	$148,486
Net income attributable to noncontrolling interests	1,301	2,131	4,863	6,460
Net Income to Shareholders	$56,792	$50,176	$253,385	$142,026

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains on investments, net of taxes:
Net holding gains arising during the period	$20,369	$147,445	$266,425	$141,839
Unrealized other-than-temporary impairment losses on fixed maturities arising during the period	(24)	2,286	(160)	3,943
Reclassification adjustments for net gains included in net income	(3,897)	(7,055)	(24,051)	(22,341)
Change in net unrealized gains on investments, net of taxes	16,448	142,676	242,214	123,441
Change in foreign currency translation adjustments, net of taxes	(1,393)	1,347	1,534	(4,191)
Change in net actuarial pension loss, net of taxes	5,177	(10,539)	6,664	(9,459)
Total Other Comprehensive Income	20,232	133,484	250,412	109,791
Comprehensive Income	$78,325	$185,791	$508,660	$258,277
Comprehensive income attributable to noncontrolling interests	1,338	2,095	4,858	6,424
Comprehensive Income to Shareholders	$76,987	$183,696	$503,802	$251,853

NET INCOME PER SHARE
Basic	$6.25	$5.21	$25.96	$14.66
Diluted	$6.23	$5.19	$25.89	$14.60

Selected Data			December 31,
(dollars and shares in thousands, except per share data)			2012	2011
Total investments and cash and cash equivalents			$9,332,745	$8,728,147
Reinsurance recoverable on paid and unpaid losses			829,919	829,310
Goodwill and intangible assets			1,049,225	867,558
Total assets			12,556,588	11,532,103
Unpaid losses and loss adjustment expenses			5,371,426	5,398,869
Unearned premiums			1,000,261	915,930
Senior long-term debt and other debt			1,492,550	1,293,520
Total shareholders' equity			3,888,657	3,387,513
Book value per common share outstanding			$403.85	$352.10
Common shares outstanding			9,629	9,621

Markel Corporation and Subsidiaries
Segment Reporting Disclosures
For the Quarters and Years Ended December 31, 2012 and 2011

Segment Gross Written Premiums
Quarters Ended December 31,			Years Ended December 31,
2012	2011	(dollars in thousands)	2012	2011
$250,424	$229,438	Excess and Surplus Lines	$956,273	$893,427
173,673	140,788	Specialty Admitted	669,692	572,392
183,209	148,408	London Insurance Market	887,720	825,301
2	6	Other Insurance (Discontinued Lines)	(4)	131
$607,308	$518,640	Consolidated	$2,513,681	$2,291,251

Segment Net Written Premiums
Quarters Ended December 31,			Years Ended December 31,
2012	2011	(dollars in thousands)	2012	2011
$213,859	$202,036	Excess and Surplus Lines	$811,601	$772,279
160,425	132,513	Specialty Admitted	628,147	543,213
152,436	132,919	London Insurance Market	774,383	726,359
2	(8)	Other Insurance (Discontinued Lines)	(5)	(13)
$526,722	$467,460	Consolidated	$2,214,126	$2,041,838

Segment Revenues
Quarters Ended December 31,			Years Ended December 31,
2012	2011	(dollars in thousands)	2012	2011
$208,635	$198,348	Excess and Surplus Lines	$793,159	$756,306
166,482	138,593	Specialty Admitted	633,726	560,838
207,934	181,806	London Insurance Market	770,180	695,753
80,510	77,559	Investing	313,700	299,533
2	1	Other Insurance (Discontinued Lines)	(5)	(12)
$663,563	$596,307	Consolidated	$2,510,760	$2,312,418

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income
Quarters Ended December 31,			Years Ended December 31,
2012	2011	(dollars in thousands)	2012	2011
$(4,765)	$44,625	Excess and Surplus Lines	$50,141	$109,035
(9,011)	(13,723)	Specialty Admitted	(43,293)	(45,268)
15,362	(11,693)	London Insurance Market	82,663	(109,475)
80,510	77,559	Investing	313,700	299,533
(1,063)	2,180	Other Insurance (Discontinued Lines)	(21,283)	4,706
144,392	88,793	Other Revenues (Non-Insurance)	489,352	317,532
(127,400)	(84,428)	Other Expenses (Non-Insurance)	(432,956)	(275,324)
(8,434)	(6,705)	Amortization of Intangible Assets	(33,512)	(24,291)
$89,591	$96,608	Consolidated	$404,812	$276,448

Segment Combined Ratios
Quarters Ended December 31,			Years Ended December 31,
2012	2011	(dollars in thousands)	2012	2011
102%	78%	Excess and Surplus Lines	94%	86%
107%	107%	Specialty Admitted	108%	109%
92%	106%	London Insurance Market	89%	116%
100%	95%	Consolidated	97%	102%

Reconciliation of Non-GAAP Financial Measure

The following table reconciles earnings before interest, income taxes, depreciation and amortization (EBITDA) of Markel Ventures to consolidated net income to shareholders.

	Quarters Ended December 31,		Years Ended December 31,
(dollars in thousands)	2012	2011	2012	2011
Markel Ventures EBITDA	$18,980	$3,117	$60,361	$37,325
Interest expense	(2,233)	(2,722)	(9,782)	(10,871)
Income tax benefit (expense)	(3,036)	2,815	(7,868)	(4,335)
Depreciation expense	(4,738)	(1,708)	(14,205)	(5,106)
Amortization of intangible assets	(4,076)	(2,695)	(15,031)	(9,267)
Markel Ventures net income (loss)	4,897	(1,193)	13,475	7,746
Net income from other Markel operations	51,895	51,369	239,910	134,280
Net income to shareholders	$56,792	$50,176	$253,385	$142,026

Interest expense for the quarters ended December 31, 2012 and 2011 includes intercompany interest expense of $1.6 million. Interest expense for the years ended December 31, 2012 and 2011 includes intercompany interest expense of $6.4 million and $6.0 million, respectively.

Markel Ventures EBITDA is a non-GAAP financial measure and is reconciled to consolidated net income to shareholders in the above table. Markel Ventures EBITDA reflects income attributable to our ownership interest in Markel Ventures before interest, income taxes, depreciation and amortization. We use Markel Ventures EBITDA as an operating performance measure in conjunction with U.S. GAAP measures, including revenues and net income, to monitor and evaluate the performance of our non-insurance operations.